Exhibit 99.1

For Immediate Release Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

Insignia Systems, Inc. Appoints New Board Member

MINNEAPOLIS – December 20, 2011 – Insignia Systems, Inc. (the “Company”) announced today that the board of directors of the Company (the “Board”) voted to increase the size of the board from five to six members and appointed Mr. David Boehnen to serve as a director to fill the vacancy created by such increase, effective as of December 16, 2011.  Mr. Boehnen retired as Executive Vice President of SuperValu, Inc. in December 2010.  He is currently Of Counsel at Dorsey & Whitney LLP, where he was a partner prior to joining SuperValu, Inc. in 1991.

CEO Scott Drill stated, “We are delighted to add an individual to our board of directors with the deep industry experience and the business acumen that David possesses. His addition will complement our current board of directors and will add further industry experience to the Board.”

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is provides at-shelf advertising products in over 13,000 chain retail supermarkets, over 1,800 mass merchants and over 6,000 dollar stores. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft, Nestlé, Ocean Spray, Reckitt Benckiser, Schwan’s Bakery and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2010 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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